Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of ONEOK Partners GP, L.L.C.:

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of ONEOK Partners GP, L.L.C. at December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

March 10, 2008

ONEOK Partners GP, L.L.C.

CONSOLIDATED BALANCE SHEET

December 31, 2007
Assets	(Thousands of dollars)
Current Assets
Cash and cash equivalents	$3,213
Accounts receivable, net	577,989
Gas and natural gas liquids in storage	251,219
Commodity exchanges and imbalances	82,037
Other	20,927
Total Current Assets	935,385
Property, Plant and Equipment
Property, plant and equipment	4,436,371
Accumulated depreciation and amortization	776,185
Net Property, Plant and Equipment (Note B)	3,660,186
Investments and Other Assets
Investments in unconsolidated affiliates (Note H)	756,261
Goodwill and intangible assets (Note G)	874,466
Other	26,637
Total Investments and Other Assets	1,657,364
Total Assets	$6,252,935

Liabilities and Member’s Equity
Current Liabilities
Current maturities of long-term debt	$11,930
Notes payable	100,000
Accounts payable	742,903
Commodity exchanges and imbalances	252,095
Deferred income taxes	2,892
Other	136,664
Total Current Liabilities	1,246,484
Long-Term Debt, net of current maturities (Note E)	2,605,396
Due to Parent	79,433
Deferred Credits and Other Liabilities
Deferred income taxes	33,062
Other liabilities	39,554
Total Deferred Credits and Other Liabilities	72,616
Commitments and Contingencies (Note I)
Minority Interests in Consolidated Subsidiaries	2,160,249
Member’s Equity
Paid in capital	42,360
Accumulated other comprehensive loss	(363)
Retained earnings	46,760
Total Member’s Equity	88,757
Total Liabilities and Member’s Equity	$6,252,935

See accompanying Notes to Consolidated Balance Sheet.

NOTES TO CONSOLIDATED BALANCE SHEET

A.	ORGANIZATION AND MANAGEMENT

In this report, references to “we,” “us,” and “our” refer to ONEOK Partners GP, L.L.C. and its subsidiaries.

Nature of Operations – ONEOK Partners GP, L.L.C. (ONEOK Partners GP), a Delaware limited liability company, is a wholly owned subsidiary of ONEOK, Inc. (ONEOK). ONEOK Partners GP owns 100 percent of ONEOK Partners L.P.’s (ONEOK Partners) two percent general partnership interest. Additionally, ONEOK Partners GP owns 500,000 limited partner units of ONEOK Partners. We consolidate ONEOK Partners in accordance with Emerging Issues Task Force Issue No. 04-5 (EITF 04-5), “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” EITF 04-5 presumes that a general partner controls a limited partnership and therefore should consolidate the partnership in the financial statements of the general partner.

B.	SUMMARY OF ACCOUNTING POLICIES

Critical Accounting Policies

The following is a summary of our most critical accounting policies, which are defined as those policies most important to the portrayal of our financial condition and requiring management’s most difficult, subjective, or complex judgment, particularly because of the need to make estimates concerning the impact of inherently uncertain matters. We have discussed the development and selection of our critical accounting policies and estimates with the Audit Committee of our Board of Directors.

Impairment of Long-Lived Assets, Goodwill and Intangible Assets – We assess our long-lived assets for impairment based on Statement of Financial Accounting Standards No. 144 (Statement 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” A long-lived asset is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may exceed its fair value. Fair values are based on the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the assets.

We assess our goodwill and intangible assets for impairment at least annually based on Statement of Financial Accounting Standards No. 142 (Statement 142), “Goodwill and Other Intangible Assets.” An initial assessment is made by comparing the fair value of the operations with goodwill, as determined in accordance with Statement 142, to the book value of each reporting unit. If the fair value is less than the book value, an impairment is indicated, and we must perform a second test to measure the amount of the impairment. In the second test, we calculate the implied fair value of the goodwill by deducting the fair value of all tangible and intangible net assets of the operations with goodwill from the fair value determined in step one of the assessment. If the carrying value of the goodwill exceeds this calculated implied fair value of the goodwill, we will record an impairment charge. See Note G for more discussion of goodwill.

Intangible assets with a finite useful life are amortized over their estimated useful life, while intangible assets with an indefinite useful life are not amortized. All intangible assets are subject to impairment testing.

For the investments we account for under the equity method, the premium or excess cost over underlying fair value of net assets is referred to as equity method goodwill and under Statement 142, is not subject to amortization but rather to impairment testing pursuant to Accounting Principles Board Opinion No. 18 (APB Opinion No. 18), “The Equity Method of Accounting for Investments in Common Stock.” The impairment test under APB Opinion No. 18 considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary. Therefore, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets accounted for under the equity method to determine whether current events or circumstances warrant adjustments to our carrying value in accordance with APB Opinion No. 18.

Derivatives and Risk Management – ONEOK Partners utilizes financial instruments to reduce its market risk exposure to interest rate and commodity price fluctuations and achieve more predictable cash flows. It accounts for derivative instruments utilized in connection with these activities and services under the fair value basis of accounting in accordance with Statement of Financial Accounting Standards No. 133 (Statement 133), “Accounting for Derivative Instruments and Hedging Activities,” as amended.

Under Statement 133, entities are required to record derivative instruments at fair value. The fair value of a derivative instrument is determined by commodity exchange prices, over-the-counter quotes, volatility, time value, counterparty credit and the potential impact on market prices of liquidating positions in an orderly manner over a reasonable period of time under current market conditions.

To minimize the risk of fluctuations in natural gas, natural gas liquids and condensate prices, ONEOK Partners periodically enters into futures, collars or swap transactions in order to hedge anticipated purchases and sales of natural gas, natural gas liquids, condensate and fuel requirements. Interest rate swaps are also used to manage interest rate risk. Under certain conditions, these derivative instruments are designated as a hedge of exposure to changes in fair values or cash flow. For hedges of exposure to changes in cash flow, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (loss) and subsequently recorded to earnings when the forecasted transaction affects earnings. Any ineffectiveness of designated hedges is reported in earnings in the period the ineffectiveness occurs. For hedges of exposure to changes in fair value, the gain or loss on the derivative instrument is recognized in earnings during the period of change together with the offsetting gain or loss on the hedged item attributable to the risk being hedged.

Upon election, many of ONEOK Partners’ purchase and sale agreements that otherwise would be required to follow derivative accounting qualify as normal purchases and normal sales under Statement 133 and are therefore exempt from fair value accounting treatment.

See Note F for a discussion of derivatives and risk management activities.

Contingencies – Our accounting for contingencies covers a variety of business activities, including contingencies for legal and environmental exposures. We accrue these contingencies when our assessments indicate that it is probable that a liability has been incurred or an asset will not be recovered and an amount can be reasonably estimated in accordance with Statement of Financial Accounting Standards No. 5 (Statement 5), “Accounting for Contingencies.” We base our estimates on currently available facts and our estimates of the ultimate outcome or resolution. See Note I for additional discussion of contingencies.

Significant Accounting Policies

Consolidation – The consolidated financial statements include the accounts of ONEOK Partners GP and our subsidiaries over which we have control. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in affiliates are accounted for using the equity method if we have the ability to exercise significant influence over operating and financial policies of our investee; conversely, if we do not have the ability to exercise significant influence, then we use the cost method. Impairment of equity and cost method investments is assessed when the impairments are other than temporary.

Use of Estimates – The preparation of our balance sheet and related disclosures in accordance with generally accepted accounting principles in the United States (GAAP) requires us to make estimates and assumptions with respect to values or conditions that cannot be known with certainty that affect the reported amount of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the balance sheet. Although we believe these estimates and assumptions are reasonable, actual results could differ.

Regulation – ONEOK Partners’ intrastate natural gas transmission pipelines are subject to the rate regulation and accounting requirements of the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC) and Texas Railroad Commission (RRC). ONEOK Partners’ interstate natural gas and natural gas liquids pipelines are subject to regulation by the Federal Energy Regulatory Commission (FERC). Portions of ONEOK Partners’ Natural Gas Pipelines segment and its Natural Gas Liquids Pipelines segment follow the accounting and reporting guidance contained in Statement of Financial Accounting Standards No. 71 (Statement 71), “Accounting for the Effects of Certain Types of Regulation.” During the rate-making process, regulatory authorities may allow ONEOK Partners to defer recognition of certain costs and permit recovery of the amounts through rates over time as opposed to expensing such costs as incurred. This allows ONEOK Partners to stabilize rates over time rather than passing such costs on to the customer for immediate recovery. Actions by regulatory authorities could have an effect on the amount recovered from rate payers. Any difference in the amount recoverable and the amount deferred is recorded as income or expense at the time of the regulatory action. If all or a portion of the regulated operations are no longer subject to the provisions of Statement 71, a write-off of regulatory assets and costs not recovered may be required.

At December 31, 2007, ONEOK Partners recorded regulatory assets, which are currently being recovered or are expected to be recovered from its customers, of approximately $6.8 million. Regulatory assets are being recovered as a result of approved rate proceedings over varying time periods up to 40 years. These assets are reflected in other assets on our Consolidated Balance Sheet.

Asset Retirement Obligations – Statement of Financial Accounting Standards No. 143 (Statement 143), “Accounting for Asset Retirement Obligations” applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. Statement 143 requires that we recognize the fair value of a liability for an asset retirement obligation in the period when it is incurred if a reasonable estimate of the fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period.

In accordance with long-standing regulatory treatment, ONEOK Partners collects through rates the estimated costs of removal on certain regulated properties through depreciation expense, with a corresponding credit to accumulated depreciation and amortization. These removal costs are non-legal obligations as defined by Statement 143. However, these non-legal asset removal obligations are accounted for as a regulatory liability under Statement 71. Historically, the regulatory authorities which have jurisdiction over its regulated operations have not required ONEOK Partners to track this amount; rather these costs are addressed prospectively as depreciation rates are set in each general rate order. ONEOK Partners has made an estimate of its removal cost liability using current rates since the last general rate order in each of its jurisdictions. However, significant uncertainty exists regarding the ultimate determination of this liability pending, among other issues, clarification of regulatory intent. ONEOK Partners continues to monitor the regulatory authorities and the liability may be adjusted as more information is obtained.

Cash and Cash Equivalents – Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

Property – The following table sets forth property, by ONEOK Partners’ segments, for the period indicated.

December 31, 2007
(Thousands of dollars)

Non-Regulated
Natural Gas Gathering and Processing	$1,227,475
Natural Gas Pipelines	162,390
Natural Gas Liquids Gathering and Fractionation	672,047
Other	50,482

Regulated
Natural Gas Pipelines	1,184,112
Natural Gas Liquids Pipelines	1,139,865

Property, plant and equipment	4,436,371
Accumulated depreciation and amortization	776,185

Net property, plant and equipment	$3,660,186

At December 31, 2007, property, plant and equipment on our Consolidated Balance Sheet included construction work in progress of $859.8 million.

We capitalize interest expense during the construction or upgrade of qualifying assets. Interest expense capitalized in 2007 was $14.3 million.

Gas processing plants, natural gas liquids fractionation plants and all other properties are stated at cost.

Regulated properties are stated at cost, which includes the equity portion of allowance for equity funds used during construction (AFUDC). The equity portion of AFUDC represents the capitalization of the estimated average cost of equity used during the construction of major projects.

Income Taxes – We are a single-member limited liability company (LLC) and are taxed as a disregarded entity. Accordingly, we are included in the consolidated tax return of ONEOK. ONEOK Partners is not a taxable entity for federal income tax purposes. As such, it does not directly pay federal income tax, although ONEOK Partners has corporate subsidiaries that are required to pay federal and state income taxes. ONEOK Partners’ taxable income or loss is included in the federal income tax returns of each partner, including us. Deferred income tax assets and liabilities are provided for the differences between the financial statement and income tax basis of assets and liabilities and carryforward items based on income tax laws and rates existing at the time the temporary differences are expected to reverse. Except for the companies whose accounting policies conform to Statement 71, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date of the rate change. For the companies whose accounting policies conform to Statement 71, the effect on deferred tax assets and liabilities of a change in tax rates is recorded as regulatory assets and regulatory liabilities in the period that includes the enactment date.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109,” which was effective for our year beginning January 1, 2007. This interpretation was issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As required by FIN 48, we record penalties and interest on any unrecognized tax benefits. During 2007, we had no tax positions that would require establishment of a reserve under FIN 48.

ONEOK files numerous consolidated and separate income tax returns in the United States federal jurisdiction and in many state jurisdictions. No returns are currently under audit, and no extensions of statute of limitations have been requested or granted.

Environmental Expenditures – We accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remediation feasibility study. Such accruals are adjusted as further information becomes available or as circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Inventory, Natural Gas Imbalances and Commodity Exchanges – Inventory is valued at the lower of cost or market. The values of current natural gas and natural gas liquids in storage are determined using the lower of cost or market method. Noncurrent natural gas in storage is classified as property and valued at cost. Materials and supplies are valued at average cost. Natural gas imbalances and natural gas liquid exchanges are valued at market or their contractually stipulated rate. Imbalances and natural gas liquid exchanges are settled in cash or made up in-kind, subject to the terms of the pipelines’ tariffs or by agreement.

Other

Fair Value Measurements – In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (Statement 157), “Fair Value Measurements,” which establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. Beginning January 1, 2008, we partially applied Statement 157 as allowed by FASB Staff Position 157-2 (FSP 157-2), which delayed the effective date of Statement 157 for nonfinancial assets and liabilities. As of January 1, 2008, we have applied the provisions of Statement 157 to our financial instruments and the impact was not material. Under FSP 157-2, we will be required to apply Statement 157 to our nonfinancial assets and liabilities beginning January 1, 2009. We are currently reviewing the applicability of Statement 157 to our nonfinancial assets and liabilities as well as the potential impact on our Consolidated Balance Sheet.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (Statement 159), “The Fair Value Option for Financial Assets and Financial Liabilities,” which allows companies to elect to measure specified financial assets and liabilities, firm commitments, and nonfinancial warranty and insurance contracts at fair value on a contract-by-contract basis. At January 1, 2008, we did not elect the fair value option under Statement 159 and therefore there was no impact on our Consolidated Balance Sheet.

Business Combinations – In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007) (Statement 141R), “Business Combinations,” which will require most identifiable assets, liabilities, noncontrolling interest (previously referred to as minority interests) and goodwill acquired in a business combination to be recorded at full fair value. Statement 141R is effective for our year beginning January 1, 2009, and will be applied prospectively. We are currently reviewing the applicability of Statement 141R to our operations and its potential impact on our Consolidated Balance Sheet.

Noncontrolling Interests – In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 (Statement 160), “Noncontrolling Interest in Consolidated Financial Statements—an amendment to ARB No. 51,” which requires noncontrolling interests to be reported as a component of equity. Statement 160 is effective for our year beginning January 1, 2009, and will require retroactive adoption of the presentation and disclosure requirements for existing minority interests. We are currently reviewing the applicability of Statement 160 to our operations and its potential impact on our Consolidated Balance Sheet.

C.	ACQUISITIONS AND DIVESTITURES

Acquisition of NGL Pipeline – In October 2007, ONEOK Partners completed the acquisition of an interstate natural gas liquids and refined petroleum products pipeline system and related assets from a subsidiary of Kinder Morgan Energy Partners, L.P. (Kinder Morgan) for approximately $300 million, before working capital adjustments. The system extends from Bushton and Conway, Kansas, to Chicago, Illinois, and transports, stores and delivers a full range of NGL and refined petroleum products. The FERC-regulated system spans 1,627 miles and has a capacity to transport up to 134,000 barrels per day. The transaction includes approximately 978,000 barrels of owned storage capacity, eight NGL terminals and a 50 percent ownership of Heartland Pipeline Company (Heartland). ConocoPhillips owns the other 50 percent of Heartland and is the managing partner of the Heartland joint venture, which consists primarily of three refined petroleum products terminals and connecting pipelines. Financing for this transaction came from the proceeds of ONEOK Partners’ September 2007 issuance of $600 million 6.85 percent Senior Notes due 2037 (the Notes). See Note E for a discussion on the Notes. The working capital settlement has not been finalized; however, we do not expect material adjustments.

Overland Pass Pipeline Company – In May 2006, ONEOK Partners entered into an agreement with a subsidiary of The Williams Companies, Inc. (Williams) to form a joint venture called Overland Pass Pipeline Company LLC (Overland Pass Pipeline Company). Overland Pass Pipeline Company is building a 760-mile natural gas liquids pipeline from Opal, Wyoming to the Mid-Continent natural gas liquids market center in Conway, Kansas. The pipeline is designed to transport approximately 110,000 barrels per day of unfractionated natural gas liquids, which can be increased to approximately 150,000 barrels per day with additional pump facilities. During 2006, ONEOK Partners paid $11.6 million to Williams for acquisition of its interest in the joint venture and for reimbursement of initial capital expenditures. As the 99 percent owner of the joint venture, ONEOK Partners will manage the construction project, advance all costs associated with construction and operate the pipeline. Within two years of the pipeline becoming operational, Williams will have the option to increase its ownership up to 50 percent by reimbursing ONEOK Partners for its proportionate share of all construction costs. If Williams exercises its option to increase its ownership to the full 50 percent, Williams would have the option to become operator. This project has received the required approvals of various state and federal regulatory authorities, and Overland Pass Pipeline Company is constructing the pipeline with start up scheduled for the second quarter of 2008.

As part of a long-term agreement, Williams dedicated its natural gas liquids production from two of its natural gas processing plants in Wyoming to the joint-venture company. ONEOK Partners will provide downstream fractionation, storage and transportation services to Williams. The pipeline project is currently estimated to cost approximately $535 million, excluding AFUDC. In addition, ONEOK Partners is investing approximately $216 million, excluding AFUDC, to expand its existing fractionation and storage capabilities and the capacity of its natural gas liquids distribution pipelines. Financing for both projects may include a combination of short- or long-term debt or equity.

D.	CREDIT FACILITIES

2007 Partnership Credit Agreement – In March 2007, ONEOK Partners amended and restated its revolving credit facility agreement (2007 Partnership Credit Agreement), with several banks and other financial institutions and lenders in the following principal ways: (i) revised the pricing, (ii) extended the maturity by one year to March 2012, (iii) eliminated the interest coverage ratio covenant, (iv) increased the permitted ratio of indebtedness to EBITDA to 5 to 1 (from 4.75 to 1), (v) increased the swingline sub-facility commitments from $15 million to $50 million and (vi) changed the permitted amount of subsidiary indebtedness from $35 million to 10 percent of ONEOK Partners’ consolidated indebtedness. The interest rates applicable to extensions of credit under this agreement are based, at ONEOK Partners’ election, on either (i) the higher of prime or one-half of one percent above the Federal Funds Rate, which is the rate that banks charge each other for the overnight borrowing of funds, or (ii) the Eurodollar rate plus a set number of basis points, depending on ONEOK Partners’ current long-term unsecured debt ratings.

In July 2007, ONEOK Partners exercised the accordion feature of its 2007 Partnership Credit Agreement to increase the commitment amounts by $250 million to a total of $1.0 billion.

In December 2006, ONEOK Partners amended its 2007 Partnership Credit Agreement (previously referred to as the 2006 Partnership Credit Agreement). This agreement now provides for the exclusion of hybrid securities from debt in an amount not to exceed 15 percent of total capitalization when calculating the leverage ratio. Material projects may now be approved by the administrative agent as opposed to requiring approval from 50 percent of the lenders. The methodology of making pro forma adjustments to EBITDA (net income before interest expense, income taxes and depreciation and amortization) that is used in the calculation of the financial covenants with respect to approved material projects was also amended. The amendment excluded the Overland Pass Pipeline Company agreement from the covenant that limits ONEOK Partners’ ability to enter into agreements that restrict its ability to grant liens to the lenders under the 2007 Partnership Credit Agreement.

Under the 2007 Partnership Credit Agreement, ONEOK Partners is required to comply with certain financial, operational and legal covenants. Among other things, these requirements include maintaining a ratio of indebtedness to adjusted EBITDA (EBITDA adjusted for any approved capital projects) of no more than 5 to 1. If ONEOK Partners consummates one or more acquisitions in which the aggregate purchase price is $25 million or more, the allowable ratio of indebtedness to adjusted EBITDA will be increased to 5.5 to 1 for the three calendar quarters following the acquisition.

Upon breach of any covenant, discussed above, amounts outstanding under the 2007 Partnership Credit Agreement may become immediately due and payable. ONEOK Partners was in compliance with these covenants at December 31, 2007. At December 31, 2007, ONEOK Partners had $100 million of borrowings outstanding under this agreement and $900 million was available.

In November 2007, ONEOK Partners entered into a $15 million Senior Unsecured Letter of Credit Facility and Reimbursement Agreement with Wells Fargo Bank, N.A., of which $12 million is being used, and a $12 million Standby Letter of Credit Agreement with Royal Bank of Canada. Both agreements are used to support various permits required by the Kansas Department of Health and Environment for ONEK Partners’ ongoing business in Kansas.

E.	LONG-TERM DEBT

The following table sets forth our long-term debt for the period indicated. All notes are senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness.

December 31, 2007
(Thousands of dollars)

ONEOK Partners:
$250,000 at 8.875% due 2010	$250,000
$225,000 at 7.10% due 2011	225,000
$350,000 at 5.90% due 2012	350,000
$450,000 at 6.15% due 2016	450,000
$600,000 at 6.65% due 2036	600,000
$600,000 at 6.85% due 2037	600,000

2,475,000

Guardian Pipeline, L.L.C.:
Average 7.85% due 2022	133,641

Total long-term notes payable	2,608,641
Change in fair value of hedged debt	12,155
Unamortized debt premium	(3,470)
Current maturities	(11,930)

Long-term debt	$2,605,396

The aggregate maturities of long-term debt outstanding for years 2008 through 2012 are shown below.

	ONEOK Partners	Guardian Pipeline, L.L.C.	Total
	(Millions of dollars)

2008	$—	$11.9	$11.9
2009	—	11.9	11.9
2010	250.0	11.9	261.9
2011	225.0	11.9	236.9
2012	350.0	11.1	361.1

Debt Issuance – In September 2007, ONEOK Partners competed an underwritten public offering of $600 million aggregate principal amount of 6.85 percent Senior Notes due 2037 (the Notes). The Notes were issued under ONEOK Partners’ existing shelf registration statement filed with the SEC.

ONEOK Partners may redeem the Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to the principal amount of the Notes, plus accrued and unpaid interest and a make-whole premium. The redemption price will never be less than 100 percent of the principal amount of the Notes plus accrued and unpaid interest. The Notes are senior unsecured obligations, ranking equally in right of payment with all of ONEOK Partners’ existing and future unsecured senior indebtedness, and effectively junior to all of the existing debt and other liabilities of ONEOK Partners’ non-guarantor subsidiaries. The Notes are non-recourse to us.

The net proceeds from the Notes, after deducting underwriting discounts and commissions and expenses, of $592.9 million were used to finance ONEOK Partners’ $300 million acquisition, before working capital adjustments, of an interstate natural gas liquids and refined petroleum products pipeline system and related assets from a subsidiary of Kinder Morgan and to repay debt outstanding under the 2007 Partnership Credit Agreement.

The terms of the Notes are governed by the Indenture, dated September 25, 2006, between ONEOK Partners and Wells Fargo Bank, N.A., as trustee, as supplemented by the Fourth Supplemental Indenture, dated September 28, 2007 (Indenture). The Indenture does not limit the aggregate principal amount of debt securities that may be issued and provides that debt securities may be issued from time to time in one or more additional series. The Indenture contains covenants including, among other provisions, limitations on ONEOK Partners’ ability to place liens on its property or assets and sell and lease back its property.

The Notes will mature on October 15, 2037. ONEOK Partners will pay interest on the Notes on April 15 and October 15 of each year. The first payment of interest on the Notes will be made on April 15, 2008. Interest on the Notes accrues from September 28, 2007, which was the issuance date of the Notes.

Debt Covenants – ONEOK Partners has debt covenants in addition to the covenants discussed in “Debt Issuance” above. ONEOK Partners’ $250 million and $225 million long-term notes payable, due 2010 and 2011, respectively, contain provisions that require ONEOK Partners to offer to repurchase the senior notes at par value if its Moody’s Investors Service, Inc. (Moody’s) or Standard & Poor’s Rating Group (S&P) credit rating falls below investment grade (Baa3 for Moody’s or BBB- for S&P) and the investment grade rating is not reinstated within a period of 40 days. Further, the indentures governing ONEOK Partners’ senior notes due 2010 and 2011 include an event of default upon acceleration of other indebtedness of $25 million or more and the indentures governing ONEOK Partners’ senior notes due 2012, 2016, 2036 and 2037 include an event of default upon the acceleration of other indebtedness of $100 million or more that would be triggered by such an offer to repurchase. Such an event of default would entitle the trustee or the holders of 25 percent in aggregate principal amount of the outstanding senior notes due 2010, 2011, 2012, 2016, 2036 and 2037 to declare those notes immediately due and payable in full.

Debt Guarantee – All notes are fully and unconditionally guaranteed on a senior unsecured basis by ONEOK Partners Intermediate Limited Partnership, a wholly owned subsidiary of ONEOK Partners, L.P. (Intermediate Partnership). The guarantee ranks equally in right of payment to all of the Intermediate Partnership’s existing and future unsecured senior indebtedness. ONEOK Partners has no significant assets or operations other than its investment in its wholly owned subsidiary, the Intermediate Partnership, which is also consolidated. The Intermediate Partnership holds partnership interests and the equity in ONEOK Partners’ subsidiaries as well as a 50 percent interest in Northern Border Pipeline Company (Northern Border Pipeline).

The Northern Border Pipeline partnership agreement provides that distributions to Northern Border Pipeline’s partners are to be made on a pro rata basis according to each partner’s percentage interest. The Northern Border Pipeline Management Committee determines the amount and timing of such distributions. Any changes to, or suspension of, the cash distribution policy of Northern Border Pipeline requires the unanimous approval of the Northern Border Pipeline Management Committee. Cash distributions are equal to 100 percent of distributable cash flow as determined from Northern Border Pipeline’s financial statements based upon earnings before interest, taxes, depreciation and amortization less interest expense and maintenance capital expenditures. Loans or other advances from Northern Border Pipeline to its partners or affiliates are prohibited under its credit agreement. The minimum equity to total capitalization ratio is used by the Northern Border Pipeline Management Committee to establish timing and amount of required capital contributions. In addition, any shortfall due to the inability to refinance maturing debt will be funded by capital contributions. At December 31, 2007, ONEOK Partners’ equity in the net assets of Northern Border Pipeline was approximately $419 million.

Guardian Pipeline, L.L.C. Senior Notes – These notes were issued under a master shelf agreement with certain financial institutions. Principal payments are due annually through 2022. Interest rates on the $133.6 million in notes outstanding at December 31, 2007, range from 7.61 percent to 8.27 percent, with an average rate of 7.85 percent. Guardian Pipeline, L.L.C.’s senior notes contain financial covenants that require the maintenance of a ratio of (i) EBITDAR (net income plus interest expense, income taxes, operating lease expense and depreciation and amortization) to the sum of interest expense plus operating lease expense of not less than 1.5 to 1, and (ii) total indebtedness to EBITDAR of not greater than 5.75 to 1. Upon any breach of these covenants, all amounts outstanding under the master shelf agreement may become due and payable immediately. At December 31, 2007, Guardian Pipeline, L.L.C. was in compliance with its financial covenants.

Other

Fair Value – The following estimated fair value represents the amount at which debt could be exchanged in a current transaction between willing parties. Based on quoted market prices for similar issues with similar terms and remaining maturities, the estimated fair value of the aggregate of all the senior notes outstanding was approximately $2.7 billion at December 31, 2007. ONEOK Partners presently intends to maintain the current schedule of maturities for the senior notes, which will result in no gains or losses on their respective repayment. The fair value of the 2007 Partnership Credit Agreement approximates the carrying value since the interest rates are periodically adjusted to reflect current market conditions.

F.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

ONEOK Partners utilizes financial instruments to reduce its market risk exposure to interest rate and commodity price fluctuations, and to achieve more predictable cash flows. ONEOK Partners follows established policies and procedures to assess risk and approve, monitor and report its financial instrument activities. ONEOK Partners does not use these instruments for trading purposes.

Cash Flow Hedges – ONEOK Partners’ Natural Gas Gathering and Processing segment periodically enters into commodity derivative contracts and fixed-price physical contracts. ONEOK Partners primarily utilizes NYMEX-based futures, collars and over-the-counter swaps, which are designated as cash flow hedges, to hedge its exposure to volatility in natural gas, natural gas liquids and condensate and the gross processing spread. At December 31, 2007, the accompanying Consolidated Balance Sheet reflected an unrealized loss of $16.4 million in accumulated other comprehensive income (loss), with a corresponding offset in derivative financial instrument assets and liabilities.

G.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

At December 31, 2007, goodwill includes $394.6 million related to ONEOK Partners and $36.8 million related to our investment in ONEOK Partners.

Equity Method Goodwill – For the investments we account for under the equity method, the premium or excess cost over underlying fair value of net assets is referred to as equity method goodwill. Investment in unconsolidated affiliates on our accompanying Consolidated Balance Sheet includes equity method goodwill of $185.6 million as of December 31, 2007.

Impairment Test – We apply the provisions of Statement 142 and perform our annual impairment test on July 1. There were no impairment charges resulting from the July 1, 2007, impairment testing, and no events indicating an impairment have occurred subsequent to that date.

Intangible Assets

Intangible assets primarily relate to contracts acquired through the acquisition of the natural gas liquids businesses by ONEOK Partners from ONEOK, which are being amortized over an aggregate weighted-average period of 40 years.

At December 31, 2007, total intangible assets of $443.0 million include:

•	gross intangible assets related to ONEOK Partners of $306.6 million less $19.2 million of accumulated amortization and
•	$155.6 million related to our investment in ONEOK Partners.

H.	UNCONSOLIDATED AFFILIATES

Investments in Unconsolidated Affiliates – The following table sets forth our investments in unconsolidated affiliates for the period indicated.

	Net Ownership Interest	December 31, 2007
		(Thousands of dollars)

Northern Border Pipeline Company	50%	$418,982
Bighorn Gas Gathering, L.L.C.	49%	97,716
Fort Union Gas Gathering, L.L.C.	37%	85,197
Lost Creek Gathering Company, L.L.C.	35%	75,612
Other	Various	78,754

Total		$756,261	(a)

(a) Equity method goodwill (Note G) was $185.6 million at December 31, 2007.

Unconsolidated Affiliates Financial Information – A summarized combined balance sheet for our unconsolidated affiliates is presented below.

December 31, 2007
(Thousands of dollars)

Balance Sheet
Current assets	$102,805
Property, plant and equipment, net	1,724,330
Other noncurrent assets	25,882
Current liabilities	79,593
Long-term debt	717,301
Other noncurrent liabilities	10,278
Accumulated other comprehensive income (loss)	(2,441)
Owners’ equity	1,048,286

I.	COMMITMENTS AND CONTINGENCIES

Operating Leases – ONEOK Partners’ future minimum lease payments under non-cancelable operating leases on a gas processing plant, storage contracts, office space, pipeline equipment, rights-of-way and vehicles as of December 31, 2007, are shown in the table below.

(Millions of dollars)

2008	$18.7
2009	13.8
2010	12.7
2011	12.6
2012	5.8

Firm Transportation Obligations and Other Commitments—ONEOK Partners has firm transportation agreements with Fort Union Gas Gathering, L.L.C. and Lost Creek Gathering Company, L.L.C. The Fort Union Gas Gathering, L.L.C. agreement expires in 2009, and the Lost Creek Gathering Company, L.L.C. agreement expires in 2010. Under these agreements, ONEOK Partners must make specified minimum payments to Fort Union Gas Gathering, L.L.C. and Lost Creek Gathering Company, L.L.C. each month. At December 31, 2007, the estimated aggregate amounts of such required future payments were $11.9 million for 2008, $11.3 million for 2009 and $3.7 million for 2010.

Environmental Liabilities – ONEOK Partners is subject to multiple environmental laws and regulations affecting many aspects of its present and future operations, including air emissions, water quality, wastewater discharges, solid wastes and hazardous material, and substance management. These laws and regulations generally require ONEOK Partners to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Failure to comply with these laws, regulations, permits and licenses may expose ONEOK Partners to fines, penalties and/or interruptions in its operations that could be material to its results of operations. If an accidental leak or spill of hazardous materials occurs from ONEOK Partners’ lines or facilities, in the process of transporting natural gas, or natural gas liquids, or refined products, or at any facility that it owns, operates or otherwise uses, ONEOK Partners’ could be held jointly and severally liable for all resulting liabilities, including investigation and clean-up costs, which could materially affect our results of operations and cash flows. In addition, emission controls required under the federal Clean Air Act and other similar federal and state laws could require unexpected capital expenditures at ONEOK Partners’ facilities. We cannot assure that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to ONEOK Partners. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from customers, could have a material adverse effect on our business and financial condition.

Legal Proceedings – We are a party to various litigation matters and claims that are in the normal course of operations. While the results of litigation and claims cannot be predicted with certainty, we believe the final outcome of such matters will not have a material adverse effect on our financial position.

Other – As a result of an internal review of a transaction that was brought to the attention of one of ONEOK Partners’ affiliates by a third party, ONEOK Partners has commenced an internal review of transactions that may have violated FERC capacity release rules or related rules. ONEOK Partners has notified the FERC of this review and expects to file a report with the FERC by mid-March 2008 concerning any violations. At this time, we do not believe that penalties, if any, associated with potential violations will have a material impact on our financial position.

J.	INCOME TAXES

The following table sets forth the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities for the period indicated.

December 31, 2007
(Thousands of dollars)
Deferred tax assets:
Net operating losses	$4,715
Other	1,596

Total deferred tax assets	6,311

Deferred tax liabilities:
Excess of tax over book depreciation and depletion	7,934
Investment in partnerships	31,710
Regulatory assets	2,544
Other	77

Total deferred tax liabilities	42,265

Net deferred tax liabilities	$35,954

At December 31, 2007, we had approximately $5.0 million of tax benefits available related to net operating loss carryforwards, which will expire between the years 2022 and 2026. We believe that it is more likely than not that the tax benefits of the net operating loss carryforwards will be utilized prior to their expiration; therefore, no valuation allowance is necessary.

ONEOK Partners GP’s income tax liabilities have been calculated on a stand-alone basis. The current tax receivable and the deferred tax payable that are due from and to ONEOK, respectively, have been included in due to parent in the accompanying Consolidated Balance Sheet.

K.	RELATED-PARTY TRANSACTIONS

Accounts receivable due to parent are recorded on the same basis as transactions with unaffiliated customers. A portion of ONEOK Partners’ Natural Gas Pipelines segment’s receivables are due from ONEOK and its subsidiaries, which utilize both transportation and storage services. In addition, ONEOK Partners’ Natural Gas Gathering and Processing segment has receivables relating to the sale of natural gas to ONEOK and its subsidiaries.

ONEOK Partners has certain contractual rights to the Bushton, Kansas processing plant (Bushton Plant) that is leased by a subsidiary of ONEOK, ONEOK Bushton Processing, Inc. (OBPI). ONEOK Partners’ Processing and Services Agreement with ONEOK and OBPI sets out the terms by which OBPI provides services at the Bushton Plant through 2012. ONEOK Partners has contracted for all of the capacity of the Bushton Plant from OBPI. In exchange, it pays OBPI for all direct costs and expenses of the Bushton Plant, including reimbursement of a portion of OBPI’s obligations under equipment leases covering the Bushton Plant.

ONEOK and its affiliates provide a variety of services to us, including cash management and financing services, employee benefits provided through ONEOK’s benefit plans, administrative services, insurance and office space leased in ONEOK’s headquarters building and other field locations.

Our cash management function, including cash receipts and disbursements, was performed by ONEOK and these amounts are included in long-term debt due to parent in our Consolidated Balance Sheet. The net amount due to ONEOK was approximately $79.4 million at December 31, 2007, as reflected in our Consolidated Balance Sheet. Amounts payable to ONEOK have no stated maturity date or interest rate. As of December 31, 2007, ONEOK represented the balance due to parent would not be called within a twelve-month period. As a result, the amount classified as due to parent has been classified as a non-current liability in our accompanying Consolidated Balance Sheet. The interest rate was calculated periodically based upon ONEOK’s cost of capital.

An affiliate of ONEOK enters into some of the commodity derivative contracts at the direction of and on behalf of ONEOK Partners’ Natural Gas Gathering and Processing segment. See Note F for a discussion of our derivative instruments and hedging activities.

L.	ONEOK PARTNERS CASH DISTRIBUTION AND GENERAL PARTNER INTEREST

Cash Distributions – Under the ONEOK Partners’ partnership agreement, distributions are made to the partners with respect to each calendar quarter in an amount equal to 100 percent of available cash within 45 days following the end of each quarter. ONEOK Partners’ available cash generally consists of all cash receipts adjusted for cash disbursements and net changes to cash reserves. ONEOK Partners’ available cash will generally be distributed 98 percent to limited partners and 2 percent to us as the general partner. As an incentive, our percentage interest in quarterly distributions is increased after certain specified target levels are met. Under the incentive distribution provisions, we as the general partner receive:

•	15 percent of amounts distributed in excess of $0.605 per unit,
•	25 percent of amounts distributed in excess of $0.715 per unit, and
•	50 percent of amounts distributed in excess of $0.935 per unit.

ONEOK Partners’ income is allocated to the general and limited partners in accordance with their respective partnership ownership percentages. The effect of any incremental income allocations for incentive distributions that are allocated to us as the general partner is calculated after the income allocation for our general partner partnership interest and before the income allocation to the limited partners.

General Partner Interest – Under the ONEOK Partners’ partnership agreement, in conjunction with the issuance of additional common units, we, as general partner, are required to make equity contributions to ONEOK Partners in order to maintain a 2 percent general partner interest.